Exhibit 10.1
Shares Assignment Agreement
Made by and between:
Israel Healthcare Ventures 2 LP Incorporated, a Guernsey limited partnership, with offices located at 32 Habarzel St., Ramat Hachayal, Israel (the “IHCV”); and
Topspin Medical, Inc., a Delaware corporation, TopSpin Medical (Israel) Ltd., an Israeli corporation, with head office at 5 Ha’mapilim St., Kfar Shmaryaho, Israel (the “Topspin”); and
Whereas IHCV is the holder of 1,400,000 ordinary shares par value NIS 0.01 each of Metamorefix Ltd., an Israeli company limited by shares with a registration number 513935221 (“Transferred Shares” and “Metamorefix” respectively); and
Whereas IHCV is willing to assign to Topspin the Transferred Shares for no consideration subject to receipt of shares in Topspin from Megenesis Partners Ltd. pursuant to a separate agreement executed on even date (“Medgenesis STA”).
Now therefore the parties hereto (“Parties” and each a “Party”) agree as follows:
1.	Premable and Interpetation

1.1	The preamble and any appendices hereto form integral and inseparable parts of this Agreement.

1.2
This Agreement and schedules thereto, and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof.

2.	IHCV’s and Topspin’s Representations

2.1
IHCV represents that: (i) IHCV has paid Metamorefix the full consideration due for the Transferred Shares and there is no debt due to Metamorefix or anyone else with respect to the Transferred Shares; (ii) IHCV is the sole and exclusive owner of the Transferred Shares, and the Transferred Shares are free and clear of any and all encumbrances, liens and third parties’ rights; (iii) IHCV has not sold nor promised to sell the Transferred Shares to any third party; (iv) this Agreement constitutes a valid and legally binding obligation of the IHCV, legally enforceable against IHCV in accordance with its terms; and (v) IHCV has full power and authority to assign the Transferred Shares.

2.2
Without derogating from the IHCV’s representations set out in this Agreement and based upon such representations, Topspin represents: (i) that it is purchasing the Transferred Shares “As-Is” and it is not relying on any representation or warranty other than as set out above either expresss or implied and it acknowledged that IHCV is not providing any representation with respect to Metamorefix’s business, commercial or financial situtation.

2.3
All actions on the part of Topspin which are necessary for the authorization, execution, performance and delivery of this Agreement have been (or will be) taken prior to the Closing (as defined below). This Agreement, when executed and delivered, shall constitute a valid and legally binding obligation of Topspin, legally enforceable against Topspin in accordance with its terms.

2.4
Topspin is receiving the Transferred Shares only for investment for Topspin’s own account, and without any present intention to sell or distribute such Transferred Shares. Topspin is a sophisticated investor with experience and knowledgeable in business and financial matters and is capable of evaluating the risk of receiving shares in a medical high tech company.

2.5
Topspin understands that the Transferred Shares have not been registered under the securities laws of Israel or of any other state or jurisdiction. Topspin acknowledges that the Shares are not, and will not be, tradable unless they are subsequently registered under applicable securities laws or an exemption from such registration is available.

3.
Closing. Subject to the fullfilement of the provisions set out in Sections 3.1-3.4 below, IHCV hereby grants, transfers and assigns to Topspin all of the right, title and interest of IHCV in, to and under the Transferred Shares to be held by Topspin subject to the conditions on which IHCV held the same immediately prior to the transfer of the Transferred Shares hereof including pusuant to the provisions of the Articles of Association of Metamorefix (“Articles”).

3.1
Each of IHCV and Topspin represents and confirms that the Transferred Shares are subject to a right of first refusal and tag along and that IHCV must receive a waiver by each of the Qualified Shareholders of Metamorefix with respect to the transfer.

3.2
Each of IHCV and Topspin represents and confirms that IHCV has certain personal rights granted to it in the Articles that are not automatically transferred upon the transfer of the Transferred Shares and therefore IHCV shall try to cause Metamorefix to amend the Articles in order to replace all the references of IHCV with Topspoin, nevertheless the Parties acknowledge that this is not a condition by Topsoin to complete the transaction.

3.3
IHCV and Topspin shall sign any documents that may be required in order to register the transfer of the Transferred Shares in the name of Topspin, including a Share Transfer Deed executed by IHCV and Topspin in the form attached hereto as Schedules 3.3.

3.4
IHCV shall use best efforts to obtain the consent of the board of directors of Metamorefix(the “Board”) for the transfer of the Transferred Shares and such transfer shall be effective as of the date of the Closing.

3.5
The closing of this Agreement is subject to the compliance with Israeli Companies Regulations , 2000, within 15 days of the date herof (“Closing”). If the Closing does not take place within 15 days of the date hereof, each Party may terminate this Agreement by written notice to the other Party and neither Party shall have any demands or claims against the other Parties with respect to such termination.

4.	Miscellaneous
4.1
Entire Agreement: Agreement and Waiver. This Agreement (including all Schedules) constitutes the full and entire understanding and agreement between the Parties with regard to the subject matter hereof and thereof. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of both Parties to this Agreement.

4.2
Notices, etc. Any notice sent by one Party to the other Party, by registered mail to the addresses heading the Agreement, or to addresses provided by one Party to the other from time to time — will be deemed to have been received on the 5th business day after the day of mailing. Fax and electronic messages will be deemed to have been received one business day after transmission provided there is an electronic confirmation of delivery, notices sent via courier shall be deemed to have been delivered upon receipt.

4.3
Counterparts. This Agreement may be executed in counterparts, and all of which together shall constitute one and the same instrument. Signatures appearing on a faxed page shall be deemed original signatures and shall be enforceable against the Parties transmitting such signature pages by facsimile.

4.4
This Agreement shall be governed by and construed according to the laws of the State of Israel without regard to the conflict of laws provisions thereof any matter governed by provided however, that any and all issues relating to US SEC rules, would be governed by such rules and laws. The exclusive jurisdiction is granted to the courts of Tel-Aviv, Israel. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of June 15, 2011

ISRAEL HEALTHCARE VENTURES 2 LP INCORPORATED	Topspin Medical, Inc TopSpin Medical (Israel) Ltd.

By its authorized signatory	By its authorized signatory
Name: Dr. Hadar Ron	Name:
/s/ Dr. Hadar Ron	/s/ Dr. Ascher Shmulewitz